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                         Transkaryotic Therapies, Inc.

                                                    Exhibit 11
                                                               Three Months Ended                       Six Months Ended
                                                       June 30, 1997       June 30, 1996        June 30, 1997        June 30, 1996
                                                       -------------       -------------        -------------        -------------

Weighted average common shares outstanding               16,666,898           5,197,040           16,653,916            5,197,007

Effect of preferred stock - assumed converted
   at date of issuance                                            -           5,776,819                    -            5,776,819

Weighted average common stock equivalent shares
   resulting from stock options and warrants              1,298,403                   -                    -                    -

Effect of common and common stock equivalent
   shares issued by the Company during the twelve
   month period immediately preceding the Company's
   initial public offering in October 1996 (using the
   treasury stock method)                                         -           3,281,510                    -            3,281,510
                                                        -----------         -----------          -----------          -----------

Shares used to compute net loss per share                17,965,301          14,255,369           16,653,916           14,255,336
                                                        ===========         ===========          ===========          ===========

Net income (loss)                                       $   326,456         $(4,617,721)         $(3,466,998)         $(5,987,344)
                                                        ===========         ===========          ===========          ===========

Net income (loss) per share (pro forma in 1996)         $      0.02         $     (0.32)         $     (0.21)         $     (0.42)
                                                        ===========         ===========          ===========          ===========



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